Exhibit 99.1

Contact: Charity Frantz
October 22, 2020	570-724-0225
charityf@cnbankpa.com

C&N DECLARES DIVIDEND AND Announces THIRD QUARTER 2020 UNAUDITED Financial RESULTS

For Immediate Release:

Wellsboro, PA – Citizens & Northern Corporation (“C&N”) (NASDAQ: CZNC) announced its most recent dividend declaration and its unaudited, consolidated financial results for the three-month and nine-month periods ended September 30, 2020.

Dividend Declared

On October 22, 2020, C&N’s Board of Directors declared a regular quarterly cash dividend of $0.27 per share. The dividend is payable on November 13, 2020 to shareholders of record as of November 2, 2020.

Acquisitions of Covenant Financial, Inc. and Monument Bancorp, Inc.

C&N’s acquisition of Covenant Financial, Inc. (“Covenant”) was completed July 1, 2020. Covenant was the parent company of Covenant Bank, a commercial bank which operated a community bank office in Bucks County, Pennsylvania and another in Chester County, Pennsylvania. Pursuant to the transaction, Covenant merged with and into C&N and Covenant Bank merged with and into C&N’s bank subsidiary, Citizens & Northern Bank. Total purchase consideration was $63.3 million, including common stock with a fair value of $41.6 million and cash of $21.7 million. Holders of Covenant common stock prior to the consummation of the merger held approximately 12.9% of C&N’s common stock outstanding immediately following the merger.

In connection with the acquisition, effective July 1, 2020, C&N recorded goodwill of $24.1 million and a core deposit intangible asset of $3.1 million. Assets acquired included loans valued at $464.8 million, cash and due from banks of $97.8 million, bank-owned life insurance valued at $11.2 million and securities valued at $10.8 million. Liabilities assumed included deposits valued at $481.8 million, borrowings valued at $64.0 million and subordinated debt valued at $10.1 million. The assets purchased and liabilities assumed in the acquisition were recorded at their preliminary estimated fair values at the time of closing and may be adjusted for up to one year subsequent to the acquisition.

The acquisition of Covenant follows the acquisition of Monument Bancorp, Inc. (“Monument”) on April 1, 2019. Monument was the parent company of Monument Bank, with two community banking offices and a lending office in Bucks County, Pennsylvania. Monument merged with and into C&N and Monument Bank merged with and into Citizens & Northern Bank. The total transaction value of the Monument acquisition was $42.7 million.

In the first nine months of 2020, C&N incurred pre-tax merger-related expenses related to the Covenant transaction of $7.5 million, including expenses totaling $6.4 million in the third quarter 2020. Merger-related expenses include severance and similar expenses as well as expenses related to conversion of Covenant’s core customer system data into C&N’s core system and legal and other professional expenses. Management expects additional merger-related expenses associated with the Covenant acquisition will be insignificant.

Merger-related expenses associated with the Monument transaction totaled $3.8 million in the first nine months of 2019, including $0.2 million in the third quarter 2019.

Unaudited Financial Information

Net income was $0.18 per diluted share in the third quarter 2020, down from $0.39 in the second quarter 2020 and $0.39 in the third quarter 2019. For the nine months ended September 30, 2020, net income per diluted share was $0.86, down from $1.06 per share for the first nine months of 2019. Earnings for the third quarter and nine months ended September 30, 2020 were significantly impacted by the Covenant acquisition, including the effects of merger-related expenses described earlier. Further, interest income on loans acquired from Covenant, partially offset by interest expense on deposits, borrowings and subordinated debt assumed, contributed to growth in C&N’s net interest income, while costs associated with the expansion contributed to an increase in noninterest expenses. Results for the third quarter and nine months ended September 30, 2019 were significantly impacted by merger-related expenses and other effects of the Monument acquisition.

As described below, excluding merger-related expenses and net realized gains on securities, adjusted (non-U.S. GAAP) earnings of $0.50 per share for the third quarter 2020 were higher than the comparative $0.40 per share for the third quarter 2019, and adjusted (non-U.S. GAAP) earnings were $1.27 per share for the first nine months of 2020 as compared to $1.31 per share for the first nine months of 2019.

The following table provides a reconciliation of C&N’s third quarter and nine months ended September 30, 2020 and 2019 unaudited earnings results under U.S. generally accepted accounting principles (U.S. GAAP) to comparative non-U.S. GAAP results excluding merger-related expenses and net realized gains on securities. Management believes disclosure of unaudited third quarter and nine-months ended September 30, 2020 and 2019 earnings results, adjusted to exclude the impact of these items, provides useful information to investors for comparative purposes.

RECONCILIATION OF UNAUDITED U.S. GAAP NET INCOME AND

DILUTED EARNINGS PER SHARE TO NON-U.S. GAAP MEASURE

(Dollars In Thousands, Except Per Share Data)

(Unaudited)

	3rd Quarter 2020				3rd Quarter 2019
	Income			Diluted	Income			Diluted
	Before	Income		Earnings	Before	Income		Earnings
	Income	Tax		per	Income	Tax		per
	Tax	Provision	Net	Common	Tax	Provision	Net	Common
	Provision	(1)	Income	Share	Provision	(1)	Income	Share
Earnings Under U.S. GAAP	$3,286	$438	$2,848	$0.18	$6,403	$1,096	$5,307	$0.39
Add: Merger-Related Expenses	6,402	1,307	5,095		206	59	147
Net Gains on Available-for-Sale Debt Securities	(25)	(5)	(20)		(13)	(3)	(10)
Adjusted Earnings, Excluding Effect of Merger-Related Expenses and Net Gains on Available-for Sale Debt Securities (Non-U.S. GAAP)	$9,663	$1,740	$7,923	$0.50	$6,596	$1,152	$5,444	$0.40

	9 Months Ended September 30, 2020				9 Months Ended September 30, 2019
	Income			Diluted	Income			Diluted
	Before	Income		Earnings	Before	Income		Earnings
	Income	Tax		per	Income	Tax		per
	Tax	Provision	Net	Common	Tax	Provision	Net	Common
	Provision	(1)	Income	Share	Provision	(1)	Income	Share
Earnings Under U.S. GAAP	$14,961	$2,509	$12,452	$0.86	$16,816	$2,770	$14,046	$1.06
Add: Merger-Related Expenses	7,526	1,536	5,990		3,818	798	3,020
Net Gains on Available-for-Sale Debt Securities	(25)	(5)	(20)		(20)	(4)	(16)
Adjusted Earnings, Excluding Effect of Merger-Related Expenses and Net Gains on Available-for Sale Debt Securities (Non-U.S. GAAP)	$22,462	$4,040	$18,422	$1.27	$20,614	$3,564	$17,050	$1.31

(1)	Income tax has been allocated based on an income tax rate of 21%. The tax benefit associated with merger-related expenses has been adjusted to reflect the estimated nondeductible portion of the expenses.

Additional highlights related to C&N’s third quarter and September 30, 2020 year-to-date unaudited U.S. GAAP earnings results as compared to the second quarter 2020 and comparative periods of 2019 are presented below.

Third Quarter 2020 as Compared to Second Quarter 2020

Net income was $2,848,000, or $0.18 per diluted share, for the third quarter 2020, down from $5,438,000, or $0.39 per diluted share, in the second quarter 2020. Excluding the effects of merger-related expenses, adjusted (non-U.S.

GAAP) earnings per share were $0.50 per share for the third quarter 2020, up from a similarly adjusted $0.45 per share for the second quarter 2020. Other significant variances were as follows:

●	Net interest income totaled $19,282,000 in the third quarter 2020, up $5,036,000 from the second quarter 2020 amount of $14,246,000 mainly due to growth attributable to the Covenant acquisition. Average outstanding loans increased $474.2 million, including an increase in average loans attributable to the former Covenant operations of $471.7 million, of which the average balance of loans originated under the U.S. Small Business Administration (SBA) Paycheck Protection Program (PPP) was $64.0 million. Excluding Covenant, C&N’s average loans outstanding increased $2.5 million, including an increase in average PPP loans of $20.4 million and a net decrease in other loans outstanding of $17.9 million. The decrease in average loans outstanding from sources other than Covenant included a reduction in average advances outstanding on commercial lines of credit and a decrease in average residential mortgage loans outstanding as a greater proportion of residential mortgage loans originated has been sold on the secondary market. Average total deposits increased $535.5 million, including a net increase attributable to former Covenant operations of $465.6 million. Excluding Covenant, average deposits increased $69.9 million, including a significant increase in average balances held by municipal customers. The net interest rate spread increased 0.01%, as the average yield on earning assets decreased 0.20% while the average rate on interest-bearing liabilities decreased 0.21%. The net interest margin was 3.57% in the third quarter, down from 3.65% in the second quarter 2020, reflecting higher growth in average interest-bearing liabilities of 44% as compared to growth in average earning assets of 36%. Accretion and amortization of purchase accounting valuation adjustments had a net positive impact on net interest income of $1,298,000 in the third quarter 2020 as compared to a net positive impact of $285,000 in the second quarter 2020. Net interest income for the third quarter 2020 was enhanced by accelerated accretion of $264,000 from a security that was redeemed prior to maturity. In addition to the impact of the Covenant acquisition and other factors, the significant drop in interest rates in 2020 contributed to changes in components of the net interest margin.

●	C&N recognized a provision for loan losses of $1,941,000 in the third quarter 2020, an increase in expense of $2,117,000 as compared to the credit for loan losses of $176,000 recognized in the second quarter 2020. The provision for loan losses in the third quarter 2020 included the net impact of a charge-off of $2,219,000 on a commercial loan of $3,500,000 for which the previously-established allowance had been $1,193,000. In total, the third quarter 2020 provision included: a net charge of $909,000 related to specific loans (net charge-offs of $2,214,000 partially offset by a decrease in specific allowances on loans of $1,305,000); a charge of $834,000 from an increase in the net charge-off experience factors used to estimate the allowance; a charge of $119,000 from the impact of loan growth, excluding loans purchased from Covenant and PPP loans; and a charge of $79,000 attributable to increases in qualitative factors. There was no provision for loan losses recorded on PPP loans because the SBA guarantees the loans, subject to compliance with program requirements.

●	Noninterest income was $6,970,000 in the third quarter 2020, up $1,442,000 from the second quarter 2020 amount. Significant variances included the following:

➢	Net gains from sales of loans totaled $2,052,000 in the third quarter 2020, an increase of $488,000 over the second quarter total. The volume of residential mortgage loans continued to increase in the third quarter 2020, reflecting the impact of historically low interest rates.

➢	Other noninterest income totaled $903,000, an increase of $472,000 from the second quarter total. In the third quarter 2020, income from a life insurance arrangement in which benefits were split between C&N and heirs of a former employee was $279,000. Other increases over the quarter include dividend income from Federal Home Loan Bank stock increasing $36,000, credit enhancement fees of $28,000 and C&N merchant income of $28,000.

➢	Service charges on deposit accounts totaled $1,045,000 in the third quarter 2020, an increase of $214,000, as consumer and business activity increased over the quarter.

➢	Interchange revenue from debit card transactions totaled $828,000 in the third quarter 2020, an increase of $110,000 over the second quarter total.

➢	Loan servicing fees, net, were negative $87,000 (a decrease in revenue) in the third quarter 2020 as compared to negative $158,000 in the second quarter 2020. The fair value of mortgage servicing rights decreased $221,000 in the third quarter 2020, as compared to a decrease of $270,000 in the second quarter 2020, as market assumptions in both quarters were that prepayments will increase due to lower interest rates.

●	Noninterest expense, excluding merger-related expenses, totaled $14,648,000 in the third quarter 2020, an increase of $2,374,000 from the second quarter 2020 amount. Significant variances included the following:

➢	Salaries and wages of $6,833,000 increased $1,469,000 from the second quarter 2020, including an increase of $1,115,000 related to the increase in recurring personnel from the Covenant acquisition. Labor costs capitalized as loan origination costs decreased $348,000 in the third quarter 2020 to $162,000, as second quarter 2020 capitalized labor costs related to PPP originations were high in that quarter.

➢	Pensions and other employee benefits expense were $251,000 higher in the third quarter 2020 as compared to the second quarter, due primarily to the Covenant acquisition.

➢	Data processing expenses increased $211,000, including increases in software licensing and maintenance costs based on growth in assets and costs associated with running two core systems for a portion of the third quarter 2020. The conversion of customer data from Covenant’s core system into C&N’s core system was completed in late August.

➢	Other noninterest expense increased $192,000. Within this category, significant variances included the following:

◾	Amortization expense of core deposit intangibles totaled $208,000, an increase of $146,000 over the second quarter amount, related to the Covenant acquisition.

◾	The provision for credit losses on off balance sheet exposures related to residential mortgage loans sold totaled $79,000, an increase of $99,000 as compared to the second quarter. At September 30, 2020, the allowance for credit losses on residential mortgage loans sold was $362,000. There have been no charge-offs associated with residential mortgage loans sold through September 30, 2020.

◾	Other operational losses totaled $209,000, a decrease of $96,000 from the second quarter amount. In the third quarter 2020, C&N recorded an estimated accrual of $200,000 related to a state tax reporting matter. In the second quarter 2020, C&N recorded expense of $300,000 for penalties related to certain information returns for which the related accrual of $300,000 remained in other liabilities at September 30, 2020.

➢	Occupancy expense increased $142,000, primarily reflecting an increase due to the Covenant acquisition.

●	The income tax provision was $438,000 for the third quarter 2020, down from $1,255,000 for the second quarter 2020. The reduction in income tax provision reflected the reduction in pre-tax income of

$3,407,000 for the quarter. The effective tax rate of 13.3% for the third quarter 2020 was down from 18.8% for the second quarter due in part to an increase in tax exempt revenue and a decrease in nondeductible expenses.

Third Quarter 2020 as Compared to Third Quarter 2019

As described above, third quarter 2020 net income was $2,848,000, and excluding the impact of merger-related expenses, adjusted (non-U.S. GAAP) earnings were $7,923,000. In comparison, third quarter 2019 net income was $5,307,000, and excluding merger-related expenses and net securities gains, adjusted (non-U.S. GAAP) earnings were $5,444,000. Other significant variances were as follows:

●	Third quarter 2020 net interest income of $19,282,000 was $5,005,000 higher than the third quarter 2019 total, reflecting the impact of growth mainly attributable to the Covenant acquisition. Average outstanding loans increased $575.3 million, including an increase in average loans from the former Covenant operations of $471.7 million, of which the average balance of PPP loans was $64.0 million. Excluding Covenant, C&N’s average loans outstanding increased $103.6 million, including an increase in average PPP loans of $98.2 million and a net increase in other loans outstanding of $5.4 million. The net increase in average loans outstanding from sources other than Covenant included the impact of growth in commercial real estate secured and other commercial loans, partially offset by reductions in advances outstanding on commercial lines of credit and residential mortgage loans. The reduction in average outstanding residential mortgage loans resulted from a greater proportion of residential mortgage loans originated being sold on the secondary market. Average total deposits increased $594.8 million, including a net increase from the former Covenant operations of $465.6 million. Excluding Covenant, average deposits increased $129.2 million, including a significant increase in average balances held by municipal customers as well as increases in deposits related to PPP and other government stimulus programs. The net interest margin of 3.57% in the third quarter 2020 was down from 3.81% in the third quarter 2019, as the net interest rate spread decreased 0.09% and average interest-bearing liabilities grew 48% as compared to growth in average earning assets of 44%. Accretion and amortization of purchase accounting valuation adjustments had a net positive impact on net interest income of $1,298,000 in the third quarter 2020 as compared to a net positive impact of $195,000 in the third quarter 2019. As noted above, net interest income for the third quarter 2020 included accelerated accretion of $264,000 from a security that was redeemed prior to maturity. In addition to the impact of the Covenant acquisition and other factors, the significant drop in interest rates in 2020 contributed to changes in components of the net interest margin.

●	The provision for loan losses was $1,941,000 in the third quarter 2020 as compared to $1,158,000 in the third quarter 2019. Details concerning the third quarter 2020 provision for loan losses are described above.

●	Noninterest income for the third quarter 2020 was up $2,007,000 from the third quarter 2019 total. Significant variances included the following:

➢	Net gains from sales of loans of $2,052,000 for the third quarter 2020 were up $1,742,000 from the total for the third quarter 2019. The increase reflects an increase in volume of mortgage loans sold, due mainly to the impact of historically low interest rates on the housing market and refinancing activity.

➢	Other noninterest income totaled $903,000, an increase of $433,000 from the third quarter 2019. In the third quarter 2020, income from a life insurance arrangement in which benefits were split between C&N and heirs of a former employee was $279,000. Credit card interchange income increased $31,000 and dividend income from Federal Home Loan Bank stock was up $30,000.

➢	Trust and financial management revenues of $1,595,000 were up $116,000 from the third quarter 2019, reflecting an increase in fees from services provided to estates.

➢	Interchange revenue from debit card transactions totaled $828,000 in the third quarter 2020, an increase of $106,000 over the third quarter 2019 total.

➢	Service charges on deposit accounts of $1,045,000 in the third quarter 2020 were down $391,000 from the third quarter 2019 amount, as the volume of consumer and business overdraft activity fell.

●	Noninterest expense, excluding merger-related expenses, increased $3,162,000 in the third quarter 2020 over the third quarter 2019 amount. Significant variances included the following:

➢	Salaries and wages of $6,833,000 increased $1,353,000 from the third quarter 2019, primarily reflecting an increase in personnel due to the Covenant acquisition.

➢	Data processing expenses increased $449,000, including the impact of increases in software licensing and maintenance costs associated with core banking, lending, trust and other functions as well as costs associated with running two concurrent core systems for a portion of the third quarter 2020.

➢	Pensions and other employee benefits expense increased $421,000, reflecting the increase in personnel from the Covenant acquisition and an increase in health care expense from C&N’s partially self-insured plan.

➢	Other noninterest expense increased $386,000. Other operational losses increased $178,000, reflecting the impact of the $200,000 charge related to a state tax reporting matter described above. Also within this category, amortization of core deposit intangibles increased $134,000 related to the Covenant acquisition.

➢	Professional fees expense increased $180,000, including costs associated with increased use of outsourced services to support a range of activities, most significantly in certain trust administrative activities.

➢	Occupancy expense increased $152,000, primarily reflecting an increase due to the Covenant acquisition.

➢	Pennsylvania shares tax expense increased $81,000, reflecting the impact of an increase in Citizens & Northern Bank’s stockholder’s equity.

●	The income tax provision of $438,000 for the third quarter 2020 was down from $1,096,000 for the third quarter 2019. Pre-tax income was $3,117,000 lower in the third quarter 2020 as compared to the third quarter 2019. The effective tax rate of 13.3% for the third quarter 2020 was down from 17.1% for the third quarter 2019 in part due to a higher proportion of revenue from tax-exempt sources.

Nine Months Ended September 30, 2020 as Compared to Nine Months Ended September 30, 2019

Net income for the nine-month period ended September 30, 2020 was $12,452,000, or $0.86 per diluted share, while net income for the first nine months of 2019 was $14,046,000, or $1.06 per share. Excluding the impact of merger-related expenses and net securities gains, adjusted (non-U.S. GAAP) earnings for the first nine months of 2020 would be $18,422,000 or $1.27 per share as compared to similarly adjusted earnings of $17,050,000 or $1.31 per share for the first nine months of 2019. Other significant variances were as follows:

●	Net interest income was up $7,613,000 (18.9%) for the first nine months of 2020 over the same period in 2019. For the first nine months of 2020, average outstanding loans totaled $1.370 billion, an increase of $348.8 million (34.2%) over the comparative amount for the first nine months of 2019. The nine-month average amount of loans outstanding attributable to the former Covenant operations totaled $158.7 million, of which the nine-month average balance of PPP loans was $21.6 million. Excluding Covenant, C&N’s average loans outstanding increased $190.1 million, including PPP loans of $58.7 million and a net increase in other loans outstanding of $131.4 million. The increase in average loans outstanding includes the effect of loans acquired from Monument, effective April 1, 2019, as well as subsequent loan growth over the last three quarters of 2019. For the nine-month period ended September 30, 2020, average total deposits increased $305.0 million over the corresponding amount for the first nine months of 2019. The nine-month average amount of deposits from the former Covenant operations totaled $156.3 million. Excluding Covenant, average deposits for the first nine months of 2020 increased $148.7 million over the comparative amount for the first nine months of 2019, reflecting increases in deposits related to PPP and other government stimulus programs. The net interest margin was 3.67% for the nine months ended September 30, 2020, down from 3.90% for the first nine months of 2019. The average yield on PPP loans was 2.38%, comparatively lower than the average yields on other taxable loans in 2020 and 2019, contributing to the margin compression. Accretion and amortization of purchase accounting valuation adjustments had a net positive impact on net interest income of $1,999,000 in the first nine months of 2020 as compared to a net positive impact of $408,000 in the first nine months of 2019. In addition to the impact of the Covenant acquisition and PPP, the significant drop in interest rates in 2020 contributed to changes in components of the net interest margin.

●	For the first nine months of 2020, the provision for loan losses was $3,293,000, an increase in expense of $3,096,000 as compared to $197,000 recorded in the first nine months of 2019. The provision included the impact of the $2,219,000 charge-off of a commercial loan referenced above. In total, the provision for the first nine months of 2020 included a net charge of $1,976,000 related to specific loans (net decrease in specific allowances on loans of $400,000 and net charge-offs of $2,376,000); a charge of $745,000 from an increase in the net charge-off experience factors used to estimate the allowance; a charge of $725,000 attributable to increases in qualitative factors; and a credit of $153,000 from the impact of a reduction in outstanding loans, excluding PPP and recently purchased loans. The comparative provision for loan losses in the first nine months of 2019 included a benefit from eliminating specific allowances on commercial loans that were no longer considered impaired.

●	Total noninterest income, excluding realized securities gains, for the first nine months of 2020 was up $3,561,000 from the total for the first nine months of 2019. Significant variances included the following:

➢	Net gains from sales of loans totaled $3,931,000 in the first nine months of 2020, an increase of $3,313,000 over the total for the first nine months of 2019. As noted above, the increase reflects an increase in volume of mortgage loans sold, resulting mainly from lower interest rates.

➢	Other noninterest income totaled $2,321,000, an increase of $884,000 over 2019. Income from realization of tax credits was $349,000 higher in the first nine months of 2020 as compared to 2019. In 2020, income from a life insurance arrangement in which benefits were split between C&N and heirs of a former employee was $279,000. Dividend income from Federal Home Loan Bank stock was up $130,000, reflecting a higher average balance of stock held due to increased borrowings and credit card interchange income increased $50,000.

➢	Trust and financial management revenue of $4,639,000 was $217,000 (4.9%) higher in the first nine months of 2020 as compared to 2019, reflecting the impact of fees from new business growth in 2019.

➢	Interchange revenue from debit card transactions totaled $2,277,000 for the first nine months of 2020, an increase of $213,000, reflecting an increase in transaction volumes.

➢	Service charges on deposit accounts of $3,126,000 in the first nine months of 2020 were down $837,000 (21.1%) from the total for the first nine months of 2019, as the volume of consumer and business overdraft activity fell.

➢	Net revenue from loan servicing fees decreased $268,000, as net fees were negative $259,000 (a decrease in revenue) in the first nine months of 2020 as compared to net revenue of $9,000 in the first nine months of 2019. The fair value of mortgage servicing rights decreased $617,000 in the first nine months of 2020, as compared to a decrease of $312,000 in the first nine months of 2019.

●	Noninterest expense, excluding merger-related expenses, increased $6,230,000 for the nine months ended September 30, 2020 over the total for the first nine months of 2019. Significant variances included the following:

➢	Total salaries and wages and benefits expenses increased $3,523,000, reflecting: inclusion of Covenant for three months in 2020 and the former Monument operations for nine months in 2020 as compared to six months in 2019; annual merit-based salary adjustments; an increase in overtime pay related mainly to mortgage lending activity; a reduction in expense due to a higher proportion of payroll costs capitalized (added to the carrying value of loans) due to the high volume of PPP loans originated; and an increase in health care expense due to higher claims on C&N’s partially self-insured plan.

➢	Data processing expenses increased $742,000, including the impact of increases in software licensing and maintenance costs associated with core banking, lending, trust and other functions as well as professional fees associated with analysis of C&N’s online delivery channel.

➢	Other noninterest expense increased $640,000. Within this category, significant variances included the following:

◾	Other operational losses increased $534,000, including an estimated accrual of $300,000 for penalties related to certain information returns in the second quarter 2020 and an estimated accrual of $200,000 related to a state tax reporting matter in the third quarter 2020.

◾	Donations expense increased $434,000, mainly due to an increase in donations associated with the Pennsylvania Educational Improvement Tax Credit program.

◾	Expenses related to other real estate properties decreased $285,000. The reduction resulted from the completion in the first quarter 2020 of a complex commercial workout situation for which a significant amount of expenses were incurred in 2019. Also, net losses from sales or write-downs of other real estate properties totaled $30,000 for the first nine months of 2020, down from $128,000 for the first nine months of 2019.

➢	Professional fees expense increased $470,000, including costs associated with a change in certain trust administrative activities to handle them on an outsourced basis.

➢	Occupancy expense increased $239,000, primarily reflecting an increase due to the Covenant acquisition.

➢	Pennsylvania shares tax expense increased $232,000, reflecting the impact of an increase in Citizens & Northern Bank’s stockholder’s equity.

●	The income tax provision was $2,509,000 for the nine months ended September 30, 2020, down from $2,770,000 for the first nine months of 2019. Pre-tax income was $1,855,000 lower in the first nine months of 2020 as compared to 2019. The effective tax rate was 16.7% for the first nine months of 2020, slightly higher than the 16.5% effective tax rate for the first nine months of 2019.

Other Information:

Changes in other unaudited financial information are as follows:

●	Total assets amounted to $2,352,793,000 at September 30, 2020, up from $1,745,466,000 at June 30, 2020 and up 43.2% from $1,642,587,000 at September 30, 2019.

●	Net loans outstanding (excluding mortgage loans held for sale) were $1,680,617,000 at September 30, 2020, up from $1,230,387,000 at June 30, 2020 and up 48.7% from $1,130,143,000 at September 30, 2019. In comparing outstanding balances at September 30, 2020 and 2019, total commercial loans were up $500.8 million (93.7%), including PPP loans of $163.1 million, total residential mortgage loans were higher by $54.4 million (9.3%) and total consumer loans were down $3.2 million (15.5%). The outstanding balance of residential mortgage loans originated and serviced by C&N that have been sold to third parties was $254,462,000 at September 30, 2020, up $76.9 million (43.3%) from September 30, 2019.

●	The recorded investment in PPP loans at September 30, 2020 of $163.1 million included contractual principal balances totaling $166.7 million, adjusted by net deferred loan origination fees and a market rate adjustment on PPP loans acquired from Covenant. The term of most of the PPP loans is two years, with repayment from the SBA to occur sooner to the extent the loans are forgiven. Through September 30, 2020, none of the PPP loans originated by C&N or Covenant had been submitted to the SBA to be processed for forgiveness.

●	To work with clients impacted by COVID-19, C&N is offering short-term loan modifications (deferrals) on a case-by-case basis to borrowers who were current in their payments prior to modification. Prior to the merger, Covenant had a similar program in place for qualifying borrowers, and these modified loans have been incorporated into C&N’s program. These loans are not reported as past due or troubled debt restructurings during the deferral period. Most of the deferrals under this program were originated in March and the second quarter 2020, typically for 90-day to 180-day periods. At September 30, 2020, there were 44 loans, with an aggregate recorded investment of approximately $41.6 million, that remained in deferral status under the program. In comparison, at June 30, 2020, C&N and Covenant (combined) had 693 loans with an aggregate recorded investment of $241.2 million in deferral status.

●	Total nonperforming assets as a percentage of total assets was 1.17% at September 30, 2020, down from 1.33% at June 30, 2020 and up from 0.86% at September 30, 2019. Total nonperforming assets increased to $27.5 million at September 30, 2020 from $23.2 million at June 30, 2020, reflecting the addition of loans considered impaired upon their purchase from Covenant (“PCI Loans”). C&N identified Covenant loans with a total amortized cost basis of $10.0 million at the time of acquisition as PCI and reduced their carrying value upon acquisition by $2.9 million to $7.1 million. The carrying value of total PCI Loans was $7.4 million at September 30, 2020, up from $305,000 at June 30, 2020.

●	The recorded investment in loans classified as troubled debt restructurings (TDRs) was $8.0 million at September 30, 2020, up from $1.1 million at June 30, 2020. In the third quarter 2020, C&N granted concessions on loans related to three commercial relationships for which the borrowers were experiencing financial difficulty and for which management determined the circumstances did not qualify for exemption from TDR reporting status.

●	The allowance for loan losses was $10.8 million at September 30, 2020, or 0.64% of total loans as compared to $11.0 million or 0.89% of total loans at June 30, 2020. Effective July 1, 2020, C&N recorded loans purchased from Covenant at fair value. Excluding PCI loans, the remainder of the portfolio was determined to be performing and was valued at $457.6 million at July 1, 2020. The calculation of fair value included a discount for credit losses of $7.2 million, reflecting an estimate of the present value of credit losses based on market expectations. None of the performing loans purchased from Covenant were found to be impaired in the third quarter 2020; accordingly, there was no allowance for loan losses on loans purchased from Covenant at September 30, 2020.

●	Deposits and repo sweep accounts totaled $1,873,827,000 at September 30, 2020, up from $1,383,382,000 at June 30, 2020, and up 44.3% from $1,298,649,000 at September 30, 2019.

●	Total shareholders’ equity was $296,316,000 at September 30, 2020, up from $255,791,000 at June 30, 2020 and $242,939,000 at September 30, 2019. In the third quarter 2020, shareholders’ equity increased $41.6 million from common stock issued in the Covenant acquisition. Within shareholders’ equity, the portion of accumulated other comprehensive income related to available-for-sale debt securities was $11,376,000 at September 30, 2020, down slightly from $11,472,000 at June 30, 2020 and up from $4,173,000 at September 30, 2019. Fluctuations in accumulated other comprehensive income related to valuations of available-for-sale debt securities have been caused by changes in interest rates.

●	Citizens & Northern Bank is subject to various regulatory capital requirements. At September 30, 2020, Citizens & Northern Bank maintains regulatory capital ratios that exceed all capital adequacy requirements. Management expects the Bank to remain well-capitalized for the foreseeable future.

Assets under management by C&N’s Trust and Financial Management Group amounted to $1,012,986,000 at September 30, 2020, up 2.9% from $984,853,000 at June 30, 2020 and 5.6% from $959,215,000 at September 30, 2019. Fluctuations in values of assets under management reflect the impact of high recent market volatility attributable to COVID-19 and other factors.

Citizens & Northern Corporation is the bank holding company for Citizens & Northern Bank, headquartered in Wellsboro, Pennsylvania which operates 29 banking offices located in Bradford, Bucks, Cameron, Chester, Lycoming, McKean, Potter, Sullivan and Tioga Counties in Pennsylvania and Steuben County in New York, as well as loan production offices in Elmira, New York and Warminster and York, Pennsylvania. Citizens & Northern Corporation trades on NASDAQ under the symbol “CZNC.” For more information about Citizens & Northern Bank and Citizens & Northern Corporation, visit www.cnbankpa.com.

Safe Harbor Statement: Except for historical information contained herein, the matters discussed in this release are forward-looking statements. Investors are cautioned that all forward-looking statements involve risks and uncertainty, including without limitation, the following: the effect of COVID-19 and related events, which could have a negative effect on C&N’s business prospects, financial condition and results of operations, including as a result of quarantines; market volatility; market downturns; changes in consumer behavior; business closures; deterioration in the credit quality of borrowers or the inability of borrowers to satisfy their obligations to C&N (and any related forbearances or restructurings that may be implemented); changes in the value of collateral securing outstanding loans; changes in the value of the investment securities portfolio; effects on key employees, including operational management personnel and those charged with preparing, monitoring and evaluating the companies’ financial reporting and internal controls; declines in the demand for loans and other banking services and products, as well as increases in non-performing loans, owing to the effects of COVID-19 in the markets served by C&N and in the United States as a whole; declines in demand resulting from adverse impacts of the disease on businesses deemed to be “non-essential” by governments and individual customers in the markets served by C&N; or branch or office closures and business interruptions.triggered by the disease; changes in monetary and fiscal policies of the Federal Reserve Board and the U.S. Government, particularly related to changes in interest rates; changes in general economic conditions caused by factors other than COVID-19; legislative or regulatory changes; downturn in demand for loan, deposit and other financial services in the Corporation’s market area; increased competition from other banks and non-bank providers of financial services; technological changes and increased technology-related costs; changes in management’s assessment of realization of securities and other assets; and changes in accounting principles, or the application of generally accepted accounting principles. Citizens & Northern disclaims any intention or obligation to publicly update or revise any forward-looking statements, whether as a result of events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.